Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2014, relating to the financial statements and financial highlights which appear in the October 31, 2014 Annual Report to Shareholders of PowerShares NYSE Century Portfolio (a series of PowerShares Exchange-Traded Fund Trust II), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Chicago, Illinois

May 22, 2015